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                                                                   Exhibit 10(d)

                FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

         FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT (this "Amendment"), dated as of October 31, 1997, between Sensormatic Electronics Corporation, as seller and as collection agent (the "Seller") and Sensor SPC Inc., as Purchaser (the "Purchaser"), with the acknowledgment hereon and consent hereto by NationsBank, N.A., as agent (the "Agent") and bank investor (the "Bank Investor"), and Kitty Hawk Funding Corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Seller, the Purchaser, the Company, and the Agent have entered into the Receivables Purchase Agreement, dated as of June 27, 1997 (the "Agreement");

         WHEREAS, the Seller and the Purchaser have requested that the Agreement be amended in the manner set forth below; and

         WHEREAS, the Company, the Agent and the Bank Investor have agreed, subject to the terms and conditions of this Amendment, to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereby agree as follows:

         1. Definitions. Terms used but not defined herein shall have the meaning assigned thereto in the Agreement.

         2. Amendments of Agreement. The Agreement shall be and is hereby amended, as of the Effective Date (as hereinafter defined), as follows:

         a. In Section 1.1 of the Agreement, the definition of "Consolidated Net Worth" is amended to read in its entirety as follows:

                  "Consolidated Net Worth" shall mean the consolidated stockholders' equity of the Seller and its Subsidiaries determined in accordance with generally accepted accounting principles; provided, however, solely for purposes of calculating compliance with the financial covenants set forth in Sections 5.2(i) and 5.2(u), the Shareholder Litigation Charge, to the extent deducted as a charge in arriving at Consolidated Net Worth, shall be added back to Consolidated Net Worth.




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         b.       In Section 1.1 of the Agreement, there shall be added the
                  following new definitions in the appropriate alphabetical positions:

         "Class Action Settlement" shall mean the settlement or any proposed settlement of the shareholders' class actions filed in 1995 and consolidated before the Hon. William Zloch, United States District Judge for the United States District Court for the Southern District of Florida.

         "Consolidated Net Total Interest Expense" shall mean for any period, the sum of (a) the aggregate amount of interest expense in respect of all Indebtedness of the Seller and its Subsidiaries for such period on a consolidated basis determined in accordance with generally accepted accounting principles (including, without limitation, all non-cash interest payments, the interest portion of any deferred payment obligations and the interest component of Capitalized Lease Obligations), minus (b) the aggregate amount of all interest income of the Seller and its Subsidiaries for such period on a consolidated basis determined in accordance with generally accepted accounting principles.

         "CTA" shall mean each currency translation adjustment that results in a change (whether positive or negative) in the foreign currency adjustment account balance which the Seller records as an equity account on its balance sheet pursuant to generally accepted accounting principles.

         "EBIT" shall mean with respect to any period, an amount equal to Consolidated Net Income for such period after eliminating therefrom, without duplication, all non-cash extraordinary non-recurring items of gains or losses for such period and after eliminating therefrom the Seller's September 30, 1997 restructuring charge and the Shareholder Litigation Charge for such period in which such charges relate, plus, to the extent otherwise deducted in arriving at such Consolidated Net Income and without duplication, (a) tax expense for such period, plus Consolidated Net Total Interest Expense for such period, all as determined in accordance with generally accepted accounting principles.

         "Interest Coverage Ratio" shall mean as at any date of determination, the ratio of (a) EBIT of the Seller and its Subsidiaries on a consolidated basis for the Reference Period ending on such date, to (b) Consolidated Net Total Interest Expense for such Reference Period.

         "Reference Period" shall mean each period of four consecutive complete fiscal quarters of the Seller (or such shorter period of three consecutive fiscal quarters as has elapsed since June 30, 1997).

         "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.




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         "Shareholder Litigation Charge" shall mean the after-tax charge taken by the Seller on or before December 31, 1997, associated with the Class Action Settlement and in accordance with generally accepted accounting principles, less any subsequent insurance recoveries (such recoveries to be net of taxes and expenses incurred in connection with such recoveries) received by the Seller (whether by assignment or otherwise) in connection therewith; provided, however, for purposes of calculating compliance with the financial covenants set forth in Sections 5.1(i) and (t), such charge shall not exceed, in the aggregate, $40,000,000.

         c. Section 4.1(g) of the Agreement is hereby amended to read in its entirety as follows:

                  (g) No Actions; Suits. Except for (i) the proceedings described in the Reports (other than those that are subject to the Class Action Settlement), as to which the ultimate outcome, and whether or not such matters could reasonably be expected to have a Material Adverse Effect, are not now known (or, if the outcome is known, such outcome could not reasonably be expected to have a Material Adverse Effect), and any other actions, suits or proceedings based primarily on allegations similar to those contained in such proceedings disclosed in such Reports, and (ii) the proceedings that are subject to the Class Action Settlement, the outcome of which the Seller believes will not have a Material Adverse Effect, there are no actions, suits or proceedings pending or, to the Seller's knowledge, threatened against or affecting the Seller or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         d. Section 5.2(o) of the Agreement is hereby amended to read in its entirety as follows:

                  (o)      Sale and Leaseback.

                  The Seller will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Seller or any Subsidiary of the Seller shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Seller or any Subsidiary of the Seller intends to use for substantially the same purpose as the property being sold or transferred; provided, however, so long as no Termination Event (other than any Termination Event arising under
         Section 7.1(g), so long as the Seller is not the Collection Agent, 7.1(h) in the event of a voluntary termination of the Receivables Purchase Agreement, or Sections 7.1(k) through 7.1(r) of the Transfer Agreement) has occurred and is continuing or would exist as a result of such a transaction, the Seller and its Subsidiaries shall be permitted to




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         (i) enter into a sale and leaseback transaction pertaining to the
         Seller's "Corporate Office Building" located at 951 Yamato Road, Boca Raton, Florida 33431 and the Seller's "Boca Operating Center" located at 6600 Congress Avenue, Boca Raton, Florida 33487 so long as the purchase price for each such sale and leaseback is no less than the fair market value of the applicable asset at the time of the sale, and
         (ii) other sale and leaseback transactions so long as (x) the aggregate net cash proceeds received for all such sales or dispositions does not exceed $5,000,000 during the term of this Agreement and (y) the purchase price for each such sale and leaseback is no less than the fair market value of the applicable asset at the time of the sale.

         e. The first sentence of Section 5.2(t) of the Agreement is hereby amended to read in its entirety as follows (the remainder of said Section 5.1(t) to remain unamended):

         The Seller will not permit at any time its Consolidated Net Worth to be less than (i) $730,000,000 less the Shareholder Litigation Charge, plus
         (a) if the date of determination is any day during the period from and including January 1, 1997 through June 30, 1998 ("Period No. 1"), 100% of the aggregate net CTA from the first day of Period No. 1 through such date of determination; (b) if the date of determination is any day during the period from and including July 1, 1998 through June 30, 1999 ("Period No. 2"), the sum of the aggregate net CTA for Period No. 1 plus 75% of the aggregate net CTA from the first day of Period No. 2 through such date of determination; and (c) if the date of determination is any day during the period commencing on or after July 1, 1999 ("Period No. 3"), the sum of 100% of the aggregate net CTA for Period 1 plus seventy-five (75%) of the aggregate net CTA for Period 2 plus fifty percent (50%) of the aggregate net CTA during the period from and including the first day of Period 3 through the date of determination, plus (ii) the cumulative sum of 50% of Consolidated Net Income (without reduction for any net losses) for each completed Fiscal Year of the Seller ending after June 30, 1997 and on or before the date 120 days prior to the date of determination, plus (iii) for the then current Fiscal Year of the Seller, the cumulative sum of 50% of Consolidated Net Income (without reduction for any net losses) from the beginning of such year to the last day of the Fiscal Quarter of the Seller most recently ended as of the date 60 days prior to the date of determination.

         f. At the end of Section 5.2 of the Agreement there shall be added a new Section 5.2(v) as follows:

                  (v) Interest Coverage Ratio. The Seller will not, as of the end of any Reference Period ending on any date set forth in the table below, permit the




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         Interest Coverage Ratio for such Reference Period to be less than the ratio set forth opposite such date in such table:

              Reference Period Ending Date                       Ratio
              ----------------------------                       -----

                       March 31, 1998                            1.05:1.00

                       June 30, 1998,                            1.70:1.00
                       September 30, 1998 and
                       December 31, 1998

                       March 31, 1999 - June 30, 1999            1.90:1.00

                       Each fiscal quarter-end date
                       after June 30, 1999                       2.00:1.00

         3. Representations and Warranties. In order to induce the Company, the Agent and the Bank Investor to enter into this Amendment, the Transferor and the Collection Agent each makes the following representations and warranties (which representations and warranties shall survive the execution and delivery of this Amendment) as of the date hereof, after giving effect to the amendments set forth herein and in the amendment of even date herewith to the Receivables Purchase Agreement (the "RPA Amendment"):

         (a) The Transferor and the Collection Agent each restates and repeats (as of the date hereof, other than any such representations or warranty which is made as of a specific earlier date) each of the representations and warranties made by it contained in the Agreement, as amended by this Amendment.

         (b) There has occurred and is continuing no Termination Event and there has occurred and is continuing no event which, with the giving of notice or the passage of time or both, would constitute a Termination Event.

         4. Effective Date. This Amendment shall become effective as of October 31, 1997 (the "Effective Date") when the Agent shall have received a counterpart of this Amendment, duly executed and delivered by each of the parties hereto.

         5. Counterparts. This Amendment may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same amendment.

         6. Agreement and all other Related Agreements in Full Force and Effect; Confirmation of Collateral. Except as amended by this Amendment, all of the provisions of the Agreement and all of the provisions of each of each related agreement shall remain in full force and effect from and after the date hereof. The Transferor and the Collection Agent each hereby




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confirms and agrees that all collateral security and all ownership interests granted by the Transferor in connection with the Agreement remains in full force and effect after giving effect to this Amendment.

         7.       References to Agreement. From and after the Effective Date,
(a) all references in the Agreement to "this Agreement", "hereof", "herein" or similar terms, (b) all references to the Agreement in each agreement, instrument and other document executed or delivered in connection with the Agreement and
(c) all references to the Agreement, shall mean and refer to the Agreement as amended by this Amendment.

         8. Certain Consents by the Company, the Agent and the Bank Investor. Each of the Company, the Agent and the Bank Investor for purposes of
Section 5.1(p) of the Agreement, consents to the amendments to the Credit Agreement and the Note Agreement (1996) on the terms and conditions heretofore disclosed to the Agent.
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         IN WITNESS WHEREOF, the Company, the Transferor, the Collection Agent,
the Agent and the Bank Investor have caused this Amendment to be duly executed by their respective officers thereunder duly authorized as of the day and year first above written.


                                      KITTY HAWK FUNDING
                                         CORPORATION, as Company


                                      By
                                          --------------------------------
                                          Title:

                                      SENSOR SPC INC., as Transferor


                                      By
                                          --------------------------------
                                          Title:


                                      SENSORMATIC ELECTRONICS
                                         CORPORATION, as Collection Agent


                                      By
                                          --------------------------------
                                          Title:


                                      NATIONSBANK, N.A., as Agent and as a
                                         Bank Investor


                                      By
                                          --------------------------------
                                          Title: